                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       NATIONAL VISION ASSOCIATES, LTD.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                        NATIONAL VISION ASSOCIATES, LTD.
                              296 GRAYSON HIGHWAY
                          LAWRENCEVILLE, GEORGIA 30245
                                 (770) 822-3600

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 29, 1997

To the Shareholders:

     The Annual Meeting of Shareholders of National Vision Associates, Ltd., a Georgia corporation, will be held at the Gwinnett Civic and Cultural Center, Duluth, Georgia, on Tuesday, April 29, 1997, at 11:00 a.m., for the following purposes:

          1. To elect a Board of six Directors to serve for the ensuing year.

          2. To approve the Restated Non-Employee Director Stock Option Plan.

          3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only shareholders of record at the close of business on Monday, February 24, 1997, will be entitled to vote at this meeting.

     A proxy statement and a proxy solicited by the Board of Directors are enclosed herewith. Please sign, date, and return the proxy promptly in the enclosed business reply envelope. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

                                        By order of the Board of Directors,

                                        MITCHELL GOODMAN
                                        Secretary

Lawrenceville, Georgia
March 7, 1997

                    PLEASE COMPLETE AND RETURN THE ENCLOSED
                 PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT
                  THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

                        NATIONAL VISION ASSOCIATES, LTD.

                                PROXY STATEMENT

GENERAL

     The Board of Directors (the "Board") of National Vision Associates, Ltd., a Georgia corporation (the "Company"), is soliciting the enclosed proxy for use at the 1997 Annual Meeting of Shareholders (the "Meeting") to be held on April 29, 1997. Only shareholders of record at the close of business on February 24, 1997, will be entitled to vote at the Meeting. On February 24, 1997, the Company had issued and outstanding 20,652,160 shares of Common Stock ("Common Stock").

     The Company's principal executive offices are located at 296 Grayson Highway, Lawrenceville, Georgia 30245. The approximate date on which this proxy statement and the accompanying proxy are being first sent to shareholders is March 7, 1997.

VOTING

     Each of the 20,652,160 shares of Common Stock outstanding as of the record date entitles the holder to notice of, and vote on, each matter to be presented at the Meeting or any adjournments thereof. Each share is entitled to one vote. Except for the election of directors, the affirmative vote of the holders of a majority of the voting shares of Common Stock present in person or by proxy at the Meeting is required for approval of each matter expected to be acted upon at the Meeting. Directors are elected by a plurality of the votes cast by the shares entitled to vote. An automated system administered by the Company's transfer agent tabulates the votes. Abstentions and "broker non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum, but will otherwise have no effect on the election of directors. For purposes of determining approval of a matter presented at the Meeting other than the election of directors, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote "against" a matter presented at the Meeting. Broker non-votes will be deemed not entitled to vote on the subject matter as to which the non-vote is indicated and will, therefore, have no legal effect on the vote on that particular matter.

REVOCABILITY OF PROXIES

     Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. It may be revoked by filing with the Secretary of the Company an instrument of revocation or by the presentation at the Meeting of a duly executed proxy bearing a later date. It may also be revoked by attendance at the Meeting and election to vote in person.

SOLICITATION

     The Company will bear the entire cost of preparing, assembling, printing and mailing this proxy statement, the accompanying proxy and any additional material which may be furnished to shareholders by the Company. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in their name. The solicitation of proxies will be made by the use of the mails and through direct communication with certain shareholders or their representatives by officers, directors and employees of the Company, who will receive no additional compensation therefor.

                 INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

COMPENSATION OF DIRECTORS

     Non-employee directors of the Company receive an annual retainer of $10,000. Non-employee directors who also serve on committees receive additional compensation as follows: for each committee meeting attended, the Chairman of the committee receives $2,000, and each committee member receives $1,000. Non-employee directors are also eligible to participate in the Non-Employee Director Stock Option Plan, which will terminate in July 1997. Under this stock option plan, the four non-employee directors (Messrs. David I. Fuente, Ronald J. Green, Campbell B. Lanier, III, and J. Smith Lanier, II) serving on the date of adoption of this plan (July 1992) were each granted an option to purchase 30,000 shares of common stock on the date of adoption and are entitled to automatic grants of additional options to purchase 7,500 shares upon each anniversary of the adoption date. All option grants are at exercise prices no less than the "fair market value" of a share of Common Stock on the date of grant. All options vest 50 percent on the second anniversary of the grant date and 25 percent on each of the third and fourth anniversaries of the grant date, or 100 percent upon the death of the director. At the Meeting, the shareholders will be asked to approve the Restated Non-Employee Director Stock Option Plan (see Proposal
2).

MEETINGS OF THE BOARD OF DIRECTORS

     During 1996, there were six meetings of the Board.

AUDIT COMMITTEE

     The Audit Committee consists of two directors: Campbell B. Lanier, III (Chairman) and J. Smith Lanier, II who was appointed to the Committee effective August of 1996. The Audit Committee held two meetings in 1996. The Audit Committee is responsible for recommending the appointment of independent auditors, reviewing with the independent auditors the scope and results of the audit engagement, establishing and monitoring the Company's financial policies and control procedures, reviewing and approving related party transactions and reviewing and monitoring the provision of non-audit services by the Company's auditors.

COMPENSATION COMMITTEE

     The Compensation Committee consists of three directors: David I. Fuente (Chairman) (who was appointed to the Committee effective August 1996), Ronald J. Green and Campbell B. Lanier, III. The committee held five meetings in 1996. The committee is responsible for establishing salaries, bonuses, and other compensation for the Company's officers and awarding stock options.

     The Board has no nominating committee.

     In 1996, all directors (except for Mr. Fuente) attended at least 75 percent of the meetings of the Board and all committees of the Board of which they were members.

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

     The directors of the Company are elected annually to serve until the next annual meeting of shareholders and until their respective successors are elected. The authorized number of directors of the Company is presently fixed at six. All the nominees are currently directors.

     Each proxy executed and returned by a shareholder will be voted as specified thereon by the shareholder. If no specification is made, such proxy will be voted for the election of the nominees named below to constitute the entire Board. In the event that any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board as a substitute nominee, but in no event will the proxy be voted for more than six nominees. The management of the Company has no reason to believe that any nominee will not serve if elected.

     The Company's By-Laws contain an advance notice procedure for the nomination of candidates for election to the Board. Notice of proposed shareholder nominations for election of directors must be given to the Secretary of the Company not less than 14 days nor more than 50 days prior to the meeting at which directors are to be elected, unless the notice of meeting is given less than 21 days prior to the meeting, in which case the notice of nomination must be submitted not later than the 7th day following the day on which the notice of meeting was mailed to shareholders. The notice of nomination must contain information about each proposed nominee, including age, address, principal occupation, financial standing, plans or ideas for managing the affairs of the Company, the number of shares of stock of the Company beneficially owned by such nominee and such other information as would be required to be disclosed under the Securities Exchange Act of 1934 (the "Exchange Act"), in connection with any acquisition of shares by such nominee or with the solicitation of proxies by such nominee for his election as a director. Information must also be disclosed by and about the shareholder proposing to nominate that person. The chairman of a shareholder meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     The foregoing summary description of the By-Laws is not intended to be complete and is qualified in its entirety by reference to the text of the By-Laws.

INFORMATION CONCERNING DIRECTORS

     The following information is provided, as of February 14, 1997, regarding the nominees for election as directors:

NAME                                         AGE          POSITIONS WITH THE COMPANY
----                                         ---          --------------------------
James W. Krause............................  52   Chairman of the Board, President and Chief
                                                    Executive Officer and Director
Sandra M. Buffa............................  44   Senior Vice President, Finance, Treasurer
                                                    and Director
David I. Fuente............................  51   Director
Ronald J. Green............................  49   Director
Campbell B. Lanier, III....................  46   Director
J. Smith Lanier, II........................  69   Director

     Mr. Krause joined the Company in April 1994 as President and Chief Executive Officer and a director. From 1980 until joining the Company, he was President and General Manager of the automotive and international divisions of Sherwin-Williams Company.

     A director since June 1993, Ms. Buffa served as Senior Vice President Finance and Administration from June 1993 through May 1994, at which time she was given her current title. From November 1992 to June 1993, Ms. Buffa was the Chief Financial Officer of Applause Inc., a company which designs and is a wholesale distributor to the retail gift market. From 1985 until November 1992, she was employed by Seattle Holdings Corporation, where she served as Chief Financial Officer. During 1992, she also served as president of PSS, Inc. (OTC).

     A director since April 1992, Mr. Fuente has been Chairman of the Board and Chief Executive Officer of Office Depot, Inc. since 1987.

     A director since December 1990, Mr. Green has been a partner in the accounting firm of Stephen M. Berman & Associates, Atlanta, Georgia, since 1980.

     A director since October 1990, Mr. Campbell B. Lanier, III is Chairman of the Board and Chief Executive Officer of ITC Holding Company, a telecommunications services company located in West Point, Georgia. He is also Chairman, Chief Executive Officer and director of Intercel, Inc. He also serves as a director of each of Mindspring Enterprises, Inc. and K&G Men's Center, Inc.

     A director since October 1990, Mr. J. Smith Lanier, II is Chairman and Chief Executive Officer of J. Smith Lanier & Co., an insurance sales company. He is also a director of Interface, Inc. Mr. Lanier is the uncle of Campbell B. Lanier, III.

EXECUTIVE OFFICERS

     The following table sets forth, as of February 14, 1997, certain information regarding the executive officers of the Company:

NAME                                         AGE              POSITIONS WITH THE COMPANY
----                                         ---              --------------------------
James W. Krause............................  52   Chairman of the Board, President and Chief
                                                    Executive Officer
Michael J. Boden...........................  49   Vice President, Sales and Marketing
Sandra M. Buffa............................  44   Senior Vice President, Finance and Treasurer
Mitchell Goodman...........................  43   Vice President, General Counsel and Secretary
D. Michael Lampman.........................  56   Vice President, Operations
Angus C. Morrison..........................  40   Vice President, Corporate Controller and Assistant
                                                    Treasurer
Robert W. Stein............................  41   Vice President, Human Resources
Patric L. Welch............................  46   Vice President, Professional Services

     For a description of the business experience of Mr. Krause and Ms. Buffa, see "Information Concerning Directors."

     Mr. Boden joined the Company in June 1995 as Vice President, Sales and Marketing. From 1992 until joining the Company, he served as Vice
President -- Store Operations of This End Up Furniture Company. From 1985 through 1991, he was employed by Zale Corporation as Vice President -- Store Operations.

     Mr. Goodman joined the Company as General Counsel and Secretary in September 1992 and was named a Vice President in November 1993. He was Vice President, General Counsel and Secretary of NuVision, Inc., an optical retailer, from 1985 to April 1992 and was engaged in the private practice of law from that time until commencing employment with the Company.

     Mr. Lampman joined the Company in October 1993 as Vice President, Retail Operations. From 1985 until joining the Company, he was Vice President of Optical, Shop Ko Stores, Inc.

     Mr. Morrison joined the Company in February of 1995 as Vice President, Corporate Controller. From 1993 until joining the Company, he was Controller and Senior Financial Officer of the Soap Division of The Dial Corp. He was Controller and Senior Financial Officer of the food division of the same company from 1989 through 1992.

     Mr. Stein joined the Company as Director of Human Resources in May 1992. In January 1993, he was appointed Vice President, Human Resources. Previously, he was Vice President Human Resources of NuVision, Inc. from 1984 until joining the Company.

     Mr. Welch joined the Company as Director Eastern Region in November 1994 and was appointed Vice President, Professional Services in February 1997. He was District Manager of D.O.C. Optics Corp. from 1993 until joining the Company. Previously, he was Regional Vice President of NuVision, Inc., where he was employed from 1986 until 1993.

                       COMMON STOCK OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The Company is not aware of any person who, on February 10, 1997, was the beneficial owner of five percent (5%) or more of outstanding shares of Common Stock, except as set forth below.

                                                              AMOUNT AND NATURE OF      PERCENT
                                                              BENEFICIAL OWNERSHIP      OF CLASS
                                                              --------------------      --------
Rayna C. Weiner.............................................       2,538,152(a)           12.3%
Edward G. Weiner............................................       2,090,650(a)(b)        10.1%
WisdomTree Capital Management, Inc..........................       1,413,170(c)            6.9%

---------------

(a) Includes 159,948 shares owned by a trust of which Ms. Weiner is the trustee and her daughter the beneficiary. Ms. Weiner's address is 712 West Paces Ferry Road, Atlanta, Georgia. Ms. Weiner is the spouse of Mr. Weiner.
(b) Includes (i) 143,373 shares not directly owned by Mr. Weiner but with respect to which he retains sole voting power pursuant to voting agreements with terms generally through the year 2000; (ii) 159,948 shares that Mr. Weiner owns but which he may be obligated to transfer to one individual, while retaining sole voting power for eight years from the date of the transfer; and (iii) 35,000 shares that Mr. Weiner owns but which he may be obligated to transfer to a director of the Company and another individual. Mr. Weiner's address is 600 Golden Harbor Drive, Boca Raton, Florida.
(c) Based on a Schedule 13D filed by the reporting person, whose address is 1633 Broadway, 38th Floor, New York, New York.

     The following table sets forth information, as of February 10, 1997, concerning beneficial ownership by all directors and nominees, by each of the executive officers named in the Summary Compensation Table below, and by all directors and executive officers as a group.

                                                              AMOUNT AND NATURE OF      PERCENT
                                                              BENEFICIAL OWNERSHIP      OF CLASS
                                                              --------------------      --------
Campbell B. Lanier, III.....................................         897,780(1)(2)        4.4%
J. Smith Lanier, II.........................................         274,110(2)(3)        1.3%
James W. Krause.............................................         248,896(4)           1.2%
Ronald J. Green.............................................         109,849(2)(5)          *
Sandra M. Buffa.............................................         105,000(6)             *
David I. Fuente.............................................          92,375(2)(7)          *
D. Michael Lampman..........................................          45,750(8)             *
Mitchell Goodman............................................          42,546(9)             *
Michael J. Boden............................................           3,077                *
All directors and executive officers as a group (12
  persons)..................................................       1,883,194              8.9%

---------------

(1) Includes 69,948 shares owned by a corporation that is jointly controlled by Mr. Lanier, 750 shares owned by his spouse and 750 shares held in trust for one of his minor children.
(2) Includes 39,375 shares which this individual has the right to acquire under the Company's Non-Employee Director Stock Option Plan.
(3) Includes 1,800 shares owned by Mr. Lanier's wife, as to which he disclaims beneficial ownership.
(4) Includes 225,000 shares which this individual has the right to acquire under the Company's Restated Stock Option and Incentive Award Plan.
(5) Includes 9,000 shares owned by Mr. Green's children.
(6) Includes 75,000 shares which this individual has the right to acquire under the Company's Restated Stock Option and Incentive Award Plan.
(7) Includes 25,000 shares which Mr. Fuente has the right to acquire from Mr. Weiner pursuant to a stock option agreement.
(8) Includes 33,750 shares which this individual has the right to acquire under the Company's Restated Stock Option and Incentive Award Plan.
(9) Includes 39,818 shares which this individual has the right to acquire pursuant to the Company's Restated Stock Option and Incentive Award Plan, and 2,728 shares owned by Mr. Goodman's wife, as to which he disclaims beneficial ownership.
  * Less than 1%.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and holders of more than ten percent (10%) of Common Stock to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that, during 1996, its officers, directors and holders of more than ten percent (10%) of Common Stock complied with all Section 16(a) filing requirements with the exception of Mr. Weiner and Mrs. Weiner. In 1996, Mr. Weiner filed a Form 5 with the Commission, disclosing one unreported gift transaction. Mrs. Weiner failed to file a Form 3 relating to one transaction. In making these statements, the Company has relied upon the written representations of its directors and officers and upon copies of reports furnished to the Company.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table discloses compensation received from the Company by the Company's President and Chief Executive Officer, and the Company's four most highly compensated officers other than the President and Chief Executive Officer (all such individuals, collectively, the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                  ANNUAL COMPENSATION                COMPENSATION AWARDS
                                       ------------------------------------------   ---------------------
           NAME AND                                                OTHER ANNUAL     SECURITIES UNDERLYING      ALL OTHER
      PRINCIPAL POSITION        YEAR   SALARY ($)    BONUS ($)   COMPENSATION ($)     OPTIONS/SARS (#)      COMPENSATION ($)
      ------------------        ----   ----------    ---------   ----------------   ---------------------   ----------------
James W. Krause...............  1996    307,000       177,000        143,000(1)             50,000               20,000(2)
  Chairman of the Board,        1995    299,000           -0-        135,000(3)             50,000               20,000(2)
  President and Chief           1994    212,000(4)    106,000         57,000(5)            450,000
  Executive Officer
Sandra M. Buffa...............  1996    192,000       104,000        264,000(6)             15,000
  Senior Vice President,        1995    192,000           -0-         73,000(7)             15,000
  Finance and Treasurer         1994    182,000           -0-         33,000(8)                -0-
Michael J. Boden..............  1996    178,000        97,000                               15,000
  Vice President,               1995     96,000(4)      9,600         47,000(9)             50,000
  Sales and Marketing
D. Michael Lampman............  1996    164,000        73,000                               15,000
  Vice President,.............  1995    160,000           -0-         72,000(10)            15,000
  Operations                    1994    151,000        13,600         19,000(8)             15,000
Mitchell Goodman..............  1996    135,000        75,000         17,000(11)            15,000
  Vice President, General       1995    126,000           -0-         17,000(11)            15,000
  Counsel and Secretary         1994    111,000        10,000                               13,228

---------------

 (1) $83,000 represents reimbursement of relocation expenses; $60,000 represents tax reimbursement payments on the foregoing.
 (2) The Company has executed a "split dollar" insurance agreement with Mr. Krause. The annual premium (payable by the Company) is $20,000. The term life portion of this premium is $2,500; the non-term life portion is $17,500.
 (3) $89,000 represents reimbursement of relocation expenses; $42,000 represents tax reimbursement payments on the foregoing.
 (4) Executive employed by Company only for a portion of this calendar year.
 (5) $26,000 of this amount represents reimbursement of relocation expenses incurred by Mr. Krause; $31,000 was for replacement of a country club membership, which benefit had been provided by Mr. Krause's previous employer.
 (6) $162,000 represents reimbursement of relocation expenses; $102,000 represents tax reimbursement payments on the foregoing.
 (7) $49,000 represents reimbursement of relocation expenses; $24,000 represents tax reimbursement payments for the foregoing.

 (8) Reimbursement of duplicate housing expenses.
 (9) $30,000 represents reimbursement of relocation expenses; $17,000 represents tax reimbursement payments for the foregoing.
(10) $62,000 represents reimbursement of relocation expenses; $10,000 represents tax reimbursement payments for the foregoing.
(11) Represents partial forgiveness of $50,000 loan made in 1992.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants to the named executive officers by the Company in 1996. In accordance with rules of the Commission, there are shown the hypothetical gains or "option spreads" that would exist for the respective options. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

                                                INDIVIDUAL GRANTS
                                 ------------------------------------------------
                                              PERCENT OF                             POTENTIAL REALIZABLE
                                                TOTAL                                  VALUE AT ASSUMED
                                 NUMBER OF     OPTIONS                              ANNUAL RATES OF STOCK
                                 SECURITIES   GRANTED TO                            PRICE APPRECIATION FOR
                                 UNDERLYING   EMPLOYEES    EXERCISE                      OPTION TERM
                                  OPTIONS     IN FISCAL      PRICE     EXPIRATION   ----------------------
             NAME                 GRANTED      YEAR(1)     ($/SHARE)      DATE      5%($)(2)    10%($)(2)
             ----                ----------   ----------   ---------   ----------   ---------   ----------
James W. Krause................    50,000(3)     15.4%       3.125      2/27/06       98,250      249,250
Michael J. Boden...............    15,000(3)      4.6%       3.125      2/27/06       29,475       74,775
Sandra M. Buffa................    15,000(3)      4.6%       3.125      2/27/06       29,475       74,775
Mitchell Goodman...............    15,000(3)      4.6%       3.125      2/27/06       29,475       74,775
D. Michael Lampman.............    15,000(3)      4.6%       3.125      2/27/06       29,475       74,775

---------------

(1) The Company granted options covering 324,305 shares to employees in 1996.
(2) These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises and holdings of Common Stock are dependent on the future performance of Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.
(3) Grants under the Company's Restated Stock Option and Incentive Award Plan. Options vest 50% on second anniversary of grant date and 25% on each of the third and fourth anniversary, subject to continued employment. Expiration date is 10th anniversary of grant date.

                    AGGREGATED FISCAL YEAR END OPTION VALUES

     The following table provides information, as of December 28, 1996, regarding the number and value of options held by the named executive officers.

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                         OPTIONS AT FISCAL         IN-THE-MONEY OPTIONS
                                                            YEAR-END(#)               AT YEAR-END($)
                                                     -------------------------   -------------------------
                       NAME                          EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
                       ----                          -------------------------   -------------------------
James W. Krause....................................           225,000                         -0-
                                                              325,000(1)                   50,000
Michael J. Boden...................................               -0-                         -0-
                                                               65,000(1)                   15,000
Sandra M. Buffa....................................            75,000                         -0-
                                                               55,000(1)                   15,000
Mitchell Goodman...................................            39,818                         -0-
                                                               40,182(1)                   15,000
D. Michael Lampman.................................            33,750                         -0-
                                                               46,250(1)                   15,000

---------------

(1) Shares represented were not exercisable as of December 28, 1996, and future exercisability is subject to the executive's remaining employed by the Company for up to four years from grant date of options.

EMPLOYMENT AGREEMENTS

     In 1996, Edward G. Weiner, the Company's then Vice Chairman, was employed at an annual salary of $165,000 pursuant to an employment agreement with the Company with a term ending March 1, 2000. In connection with Mr. Weiner's resignation from the Board in February 1997, the employment agreement was terminated, and the Company (in exchange for a non-competition agreement) paid Mr. Weiner an amount equal to a discounted present value of the payments which would have been made under the employment agreement.

     Ms. Buffa is employed pursuant to an employment agreement which provides for an annual salary and certain other benefits. The agreement further provides that the Company may at any time terminate the executive's employment upon six months notice or upon no notice if such termination is for "cause" (as defined). Pursuant to the employment agreement, Ms. Buffa may not, either during the term of the agreement or during the six months following employment with the Company, be associated with any optical retailing business located in any state in which the Company does business.

     Mr. Lampman is employed pursuant to an employment agreement which, in addition to providing for salary and other benefits, provides that the Company may at any time terminate his employment upon six months notice, unless such termination is for cause.

     There are agreements between the Company and the named executive officers which provide severance benefits in the event of termination of employment under certain circumstances following a change in control of the Company (as defined). The circumstances are termination by the Company (other than because of death or disability commencing prior to a threatened change in control (as defined), or for cause (as defined)), or by an officer as the result of a voluntary termination (as defined). Following any such termination, in addition to compensation and benefits already earned, the officer will be entitled to receive a lump sum severance payment equal to up to three times the officer's annual rate of base salary.

     Cause for termination by the Company is the: (i) any act that constitutes, on the part of the officer, (a) fraud, dishonesty, gross negligence, or willful misconduct and (b) that directly results in material injury to the Company, or
(ii) the officer's material breach of the agreement, or (iii) the officer's conviction of a felony or crime involving moral turpitude.

     Circumstances which would entitle the officer to terminate as a result of voluntary termination following a change in control include, among other things:
(i) the assignment to the officer of any duties inconsistent with the officer's title and status in effect prior to the change in control or threatened change in control; (ii) a reduction by the Company of the officer's base salary; (iii) the Company's requiring the officer to be based anywhere other than the Company's principal executive offices; (iv) the failure by the Company, without the officer's consent, to pay to the officer any portion of the officer's then current compensation; (v) the failure by the Company to continue in effect any material compensation plan in which the officer participates immediately prior to the change in control or threatened change in control; or (vi) the failure by the Company to continue to provide the officer with benefits substantially similar to those enjoyed by the officer under any of the Company's life insurance, medical, or other plans. The term of each agreement is for a rolling three years unless the Company gives notice that it does not wish to extend such term, in which case the term of the agreement would expire three years from the date of the notice.

                      REPORT OF THE COMPENSATION COMMITTEE

                                   A. GENERAL

     Compensation of the Company's senior management is reviewed by the Compensation Committee (the "Committee"), which also administers the stock option program of the Company, and grants stock options thereunder. The compensation philosophy of the Company is based on the premise that the Company's achievements result from the coordinated efforts of its employees. The Company strives to achieve those objectives through teamwork that is focused on meeting the expectations of customers and shareholders.

COMPENSATION PHILOSOPHY

     The goals of the compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company. The Company's compensation program for executive officers, including the chief executive officer, is based on the same four principles applicable to compensation decisions for all employees of the Company:

     - The Company pays competitively.

     - The Company pays for performance.

     - The Company strives for fairness in the administration of pay.

     - The Company believes that employees should understand the performance and pay administration process.

  Stock Option Program

     The purpose of this program is to provide additional incentives to employees to work to maximize shareholder value. The option program also utilizes vesting periods to encourage key employees to continue in the employ of the Company. The Company grants stock options annually to key field and administrative employees, including executive officers.

                         B. 1996 COMPENSATION DECISIONS

1. 1996 CASH COMPENSATION

  a. Salary Compensation

     Salary compensation for the other named executive officers in 1996 was similar to salary compensation for 1995. Raises were approved on the basis of a merit grid system (including a report of outside consultants showing salaries for comparable positions at other companies) applied to all employees of the Company. Evaluation of performance was subjective and no fixed, relative weights were assigned to the factors considered.

  b. Bonus Compensation

     The Company has in place an incentive compensation plan pursuant to which each executive officer (including the chief executive officer) is entitled to receive a bonus if the Company meets certain financial goals (based on defined improvement in earnings per share) and the executive meets defined individual performance goals. Bonuses were awarded for 1996 on the basis (and to the extent) of the achievement of these goals.

2. OPTION GRANTS

     The Committee has approved a plan whereby its executive officers will each receive annual grants of stock options. Annual grants were made in February of 1996: Mr. Krause received a grant covering 50,000 shares and each other executive officer received a grant covering 15,000 shares.

3. INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1,000,000 paid to certain executives of public companies. Because the 1996 compensation levels of the Company's executive officers were well below the $1,000,000 threshold the Committee did not, in 1996, adopt any policies or programs with respect to this section of the Internal Revenue Code.

                                          COMPENSATION COMMITTEE

                                          David I. Fuente (Chairman)
                                          Ronald J. Green
                                          Campbell B. Lanier, III

                               PERFORMANCE GRAPH

     NOTE: The stock price performance shown on the graph below is not necessarily indicative of future price performance. The graph takes into account the 3 for 2 stock split in Common Stock effected in September 1992.

                     Comparison of Cumulative Total Return
                 (since May 29, 1992 through December 28, 1996)
                    among the Company, the NASDAQ Composite
                    Index, and the NASDAQ Retail Group Index


---------------------------------------------------------------------------------------------------------------------------------
                  Apr-92         Dec-92          Dec-93          Dec-94          Dec-95         Dec-96
---------------------------------------------------------------------------------------------------------------------------------
National Vision
Associates, Ltd.  $100           $300             $84             $43             $35            $53
---------------------------------------------------------------------------------------------------------------------------------
NASDAQ Composite
Index             $100           $118             $135            $132            $187           $230
---------------------------------------------------------------------------------------------------------------------------------
NASDAQ Retail
Group             $100           $105             $110            $101            $111           $132
---------------------------------------------------------------------------------------------------------------------------------

Returns for NASDAQ Composite Index and NASDAQ Retail Group commence April 30, 1992. The return for National Vision Associates, Ltd. is based on the Company's adjusted initial offering price of $8.67 on May 19, 1992.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     In 1996, David I. Fuente, Ronald J. Green and Campbell B. Lanier, III served as members of the Compensation Committee.

                              CERTAIN TRANSACTIONS

     In 1991, approximately $1,700,000 of certain amounts payable by the Company were transferred, pursuant to a sale-leaseback arrangement, to a partnership partially owned by Campbell B. Lanier, III, a director of the Company. In connection with such transfer, the principal amount due was discounted to approximately $1,625,000 resulting in an effective interest rate of 14%. The Company made payments of approximately $341,000 in 1996 to such limited partnership. As of September, 1996, no further payments were owed by the Company to the partnership. Management of the Company believes such purchases and lease terms (which have been ratified by the Audit Committee) were comparable to those that could have been obtained from unaffiliated companies.

     The Company paid insurance premiums of approximately $844,000 in 1996 for insurance policies purchased through an agency in which J. Smith Lanier, II, a director of the Company, has a substantial ownership interest. The Audit Committee (which has ratified the purchase of insurance by the Company from this insurance agency) and management of the Company believe that these premiums are comparable to those which could have been obtained from unaffiliated companies.

                           APPROVAL OF THE COMPANY'S
                RESTATED NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                                  (PROPOSAL 2)

     In 1993, the shareholders of the Company approved the Non-Employee Director Stock Option Plan (the "Directors Plan") pursuant to which stock options would be granted to non-employee directors. A total of up to 270,000 shares of Common Stock may be granted under the Directors Plan. By its terms, the Directors Plan will terminate in July 1997.

     The purpose of the Directors Plan is to promote the interests of the Company and its shareholders by attracting and retaining highly qualified independent directors through an opportunity to invest in the Company and participate in its further success.

     At its meeting on February 12, 1997, the Board, in order to ensure that the Company has appropriate long-term incentives for its non-employee directors, approved (subject to approval by the shareholders at the Meeting) an amendment and restatement of the Directors Plan (the "Restated Plan"), and directed that the Restated Plan be submitted to shareholders for their approval at the Meeting. The Restated Plan, among other things, increases the number of shares authorized from the 270,000 shares of Common Stock currently provided for under the Directors Plan to 500,000 shares of Common Stock. The Restated Plan also extends the term of the Directors Plan for ten years. If approved by the shareholders, the Restated Plan will be effective as of the date of the Meeting.

INCREASE IN AUTHORIZED SHARES

     The Directors Plan currently authorizes the issuance of up to 270,000 shares of Common Stock. The following table shows as of December 31, 1996 the number of shares authorized for issuance under the Directors Plan, the number of options exercised, the number of shares currently subject to outstanding options, and the number of shares available for the grant of future options:

                                                         NUMBER OF    SUBJECT TO     AVAILABLE FOR
                                                          OPTIONS     OUTSTANDING       GRANT OF
AUTHORIZED                                               EXERCISED      OPTIONS      FUTURE OPTIONS
----------                                               ---------    -----------    --------------
270,000................................................     -0-         240,000          30,000

     Thus, as of December 31, 1996, 30,000 shares remain unused under the Directors Plan and will be available for use under the Restated Plan. (Of the 240,000 shares subject to outstanding options, 150,000 option shares are at exercise prices of $13.75 and higher.) In addition to the 30,000 shares, it is proposed that 230,000 new shares be made available under the Restated Plan, making an aggregate of 260,000 shares available for the grant of future options.

DESCRIPTION OF PLAN

     The following is a summary of the material provisions of the Restated Plan and is qualified in its entirety by reference to the complete text of the Restated Plan, copies of which will be furnished to any shareholder upon written request made to the Secretary of the Company.

     Under the Restated Plan, full payment of the option price must be made when an option is exercised. The purchase price may be paid in cash or in such other form as the Company may approve, including shares of Common Stock valued at their fair market value on the date of exercise. The proceeds received by the Company from the sale of shares under the Restated Plan will be used for general corporate purposes.

     The Restated Plan provides for automatic annual grants of options covering 7,500 shares of Common Stock to each non-employee director following the annual meeting of shareholders each year, commencing with the Meeting. All options vest 50 percent on the second anniversary of the grant date and 25 percent on each of the third and fourth anniversaries of the grant date, or 100 percent upon the death of the director. All option grants are at exercise prices no less than the "fair market value" of a share of Common Stock on the date of grant and are exercisable for a ten-year period. (Under the current Directors Plan, options are exercisable for a five-year period.) There are currently four non-employee directors.

     The maximum number of shares of Common Stock for which options may be granted under the Restated Plan is 500,000, subject to certain anti-dilution adjustments which may be applied in the discretion of the Compensation Committee. The Restated Plan is administered by the Compensation Committee. Unless otherwise provided in the option agreement, options are not transferable other than by will or applicable laws of descent and distribution.

     On February 12, 1997, the closing price per share of Common Stock on the NASDAQ National Market System was $4.813.

AMENDMENT AND TERMINATION

     The Restated Plan may be amended, modified or terminated by the Board, provided that no amendment may (a) materially modify the eligibility requirements thereunder, (b) increase the total number of shares allowed to be issued thereunder, (c) extend the term thereof, (d) change the option exercise price, or

(e) change the maximum period during which options may be exercised. Unless earlier terminated by the Board or the shareholders, the Restated Plan will terminate on the tenth anniversary of the date of the Meeting.

CHANGES IN CONTROL

     Upon the occurrence of certain change in control events, all options outstanding under the Restated Plan will become immediately exercisable.

FEDERAL TAX CONSEQUENCES

     The following summary of federal income tax consequences with respect to the Restated Plan is not comprehensive and is based upon laws and regulations currently in effect. Such laws and regulations are subject to change.

     The Company does not realize income upon the grant of options, but is entitled to take an income tax deduction equal to the amount an optionee includes in income (if any) when such option is exercised. Optionees realize no taxable income when granted an option. However, upon exercise of any such option, optionees must include in income the difference between the option price and the fair market value of the shares on the date of exercise. All such income is taxed as ordinary income in the year of exercise. Any gain realized by the optionee upon a subsequent sale of the shares of Common Stock obtained by the exercise of an option will be taxed as a capital gain.

APPROVAL

     The current non-employee directors have an interest in the approval of the Restated Plan since they expect, subject to shareholder approval, to receive grants of options thereunder.

     The Board believes that the Restated Plan will be an important component of the Company's compensation package because it secures for the Company and its shareholders the advantages of the incentive inherent in stock ownership on the part of its independent directors. The Company believes that stock ownership incentives give such individuals a greater concern for the welfare of the Company and its future growth and encourage them to continue their association with the Company. Accordingly, the Board recommends that the shareholders vote in favor of the Restated Plan.

     Voting Requirements. Approval of the Restated Plan will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE RESTATED PLAN, AND THE ENCLOSED PROXY WILL BE VOTED IN THAT MANNER UNLESS THE SHAREHOLDER EXECUTING THE PROXY SPECIFICALLY VOTES TO THE CONTRARY OR ABSTAINS FROM VOTING ON THIS PROPOSAL.

          INFORMATION CONCERNING THE COMPANY'S INDEPENDENT ACCOUNTANTS

     The Board has selected the firm of Arthur Andersen LLP, independent public accountants, to audit the accounts of the Company and its subsidiaries for the year 1997. Arthur Andersen LLP has served the Company in this capacity since 1990. Representatives of Arthur Andersen LLP are expected to be present at the Meeting and will be afforded an opportunity to make a statement if they so desire. Such representatives will be available to respond to appropriate questions.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     All proposals of shareholders must be submitted to the Secretary of the Company no later than November 7, 1997, in order to be considered for inclusion in the Company's 1998 proxy materials. The Company's By-Laws require notice to the Board or the President, as the case may be, in advance of any regular shareholders' meeting, of any shareholder proposals. The By-Laws further require that in connection with such proposals the shareholders provide certain information to the Board or the President, as the case may be. The foregoing summary description of the By-Laws is not intended to be complete and is qualified in its entirety by reference to the text of the By-Laws.

                                 OTHER MATTERS

     The Board is not aware of any matters to come before the Meeting other than the election of the directors and approval of the Restated Plan. If any other matter should come before the Meeting, then the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

                               VOTING OF PROXIES

     On matters coming before the Meeting as to which a choice has been specified by the shareholders on the proxies, the shares will be voted accordingly. If no choice is so specified, the shares will be voted FOR the election of management's nominees for directors and FOR the Restated Plan.

                                          By order of the Board of Directors,

                                          MITCHELL GOODMAN
                                          Secretary

Dated: March 7, 1997

                    [NATIONAL VISION ASSOCIATES, LTD. LOGO]

                                                                      APPENDIX

                       NATIONAL VISION ASSOCIATES, LTD.
                         ANNUAL SHAREHOLDERS MEETING
                                APRIL 29, 1997
                 PROXY SOLICITED BY THE BOARD OF DIRECTORS



        The undersigned does hereby appoint JAMES W. KRAUSE and MITCHELL GOODMAN and each of them proxies of the undersigned with full power of substitution in each of them to vote at the annual meeting of shareholders of the Company to be held on April 29, 1997 at 11:00 A.M., and at any and all adjournments thereof, with respect to all shares which the undersigned would be entitled to vote, and with all powers which the undersigned would possess if personally present. This proxy revokes all prior proxies given by the undersigned. Without limiting the generality of the foregoing, said proxies are authorized to vote upon the following matters.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED ON THE REVERSE SIDE HEREOF AND FOR PROPOSAL 2.

Please sign exactly as your name or names appear on the reverse side. For more than one owner as shown, each should sign. When signing in a fiduciary capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer; if a partnership, please sign in partnership name by authorized person.

X PLEASE MARK VOTES
  AS IN THIS EXAMPLE

                                                             With-   For All
     NATIONAL VISION                                 For     hold     Except
     ASSOCIATES, LTD.   1. Election of Directors:    / /      / /      / /

                           Sandra M. Buffa    James W. Krause
                           David I. Fuente    Campbell B. Lanier, III
                           Ronald J. Green    J. Smith Lanier, II

  RECORD DATE SHARES:   NOTE: If you do not wish your shares voted "FOR" a
                        particular nominee, mark the "FOR ALL EXCEPT" box and strike a line through that nominee's name. Your shares shall be voted for the remaining nominees.

                                                               With-   For All
                                                       For     hold     Except
                        2. Approval of the Restated    / /     / /      / /
                           Non-Employee Director
                           Stock Option Plan.

                           In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or at any adjournment(s) thereof.


Please be sure to sign and date this Proxy.    Date ______________________

   Shareholder sign here __________________ Co-owner sign here ______________



DETACH CARD                                                     DETACH CARD

                       NATIONAL VISION ASSOCIATES, LTD.


    Dear Shareholder,

    Please take note of the important information enclosed with this Proxy. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

    Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

    Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

    Thank you in advance for your prompt consideration of these matters.

    Sincerely,

    National Vision Associates, Ltd.